Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Vickers Vantage Corp. I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share(2)(3)	457(f)(1)	17,250,000	$10.18(4)	$175,605,000(4)	0.0000927	$16,278.59
	Equity	Common Stock, par value $0.0001 per share(3)(5)	457(f)(2)	150,000,000	$0.00004445(6)	$6,667.50(6)	0.0000927	$0.62

	Equity	Warrants to purchase Common Stock(3)(7)	457(i)	13,740,000	-(8)	-(8)	-	-
	Equity	Common Stock issuable upon exercise of warrants(3)(9)	457(g)	13,740,000	$11.50(10)	$158,010,000(10)	0.0000927	$14,647.53
			Total Offering Amounts			$$333,621,667.5	0.0000927	$30,926.74
Fees Previously Paid			Total Fees Previously Paid		0	0	0	$0
			Total Fee Offsets					$0
			Net Fee Due					$30,926.74

(1) Prior to the completion of the business combination described in the proxy statement/prospectus forming part of this registration statement, the registrant, Vickers Vantage Corp. I, a Cayman Islands exempted company (the “Registrant” or “Vickers”), intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law (the “domestication”), pursuant to which the Registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the Registrant will be changed to “Scilex Holding Company” (“New Scilex”). All securities being registered will be issued by New Scilex.

In connection with the business combination between Vickers and Scilex described in the proxy statement/prospectus forming part of this registration statement (the “Business Combination”), among other things, (a) Vantage Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Vickers (“Merger Sub”), will merge with and into Scilex Holding Company, a Delaware corporation (“Scilex”), with Scilex surviving such merger as a direct wholly-owned subsidiary of New Scilex (f/k/a Vickers) (the “Merger”); (b) all outstanding shares of common stock, par value $0.0001 per share, of Scilex (the “Scilex Common Stock”) and all outstanding options to purchase shares of Scilex Common Stock, in each case outstanding as of immediately prior to Merger, shall be exchanged for an aggregate of up to a maximum of 150,000,000 shares of common stock, par value $0.0001 per share, of New Scilex (the “New Scilex Common Stock”); (c) each of the 13,800,000 ordinary shares of

Vickers that were sold pursuant to Vickers’s Registration Statement on Form S-1 (File No. 333-251352) as part of the units in Vickers’s initial public offering and the 3,450,000 ordinary shares (the “Founders Shares”) held by the initial shareholders of Vickers will convert on a one-for-one basis into shares of New Scilex Common Stock; (d) all of the 6,900,000 outstanding redeemable warrants of Vickers (“Public Warrants”), in each case, entitling the holder thereof to purchase one Vickers ordinary share at an exercise price of $11.50, will be converted into the right to purchase one share of New Scilex Common Stock on substantially the same terms as the Public Warrants (the “New Scilex Warrants”); and (e) each of the 6,840,000 private placement warrants sold to the Sponsors of Vickers (the “Private Placement Warrants”) will be converted in to warrants to purchase one share of New Scilex Common Stock on substantially the same terms as the Private Placement Warrants.

(2) Represents 17,250,000 shares of New Scilex Common Stock issuable in exchange for 13,800,000 outstanding Vickers ordinary shares in connection with the Domestication, including the 3,450,000 shares of New Scilex Common Stock issuable upon conversion of the Founder Shares, which Founder Shares will automatically convert into shares of New Scilex Common Stock on a one-for-one basis in connection with the Business Combination.

(3) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Estimated solely for purposes of calculating the registration fee, based on $10.18, the average of high and low prices of shares of Vickers ordinary shares on the Nasdaq Capital Market on May 11, 2022, in accordance with Rule 457(f)(1) under the Securities Act.

(5) Represents 150,000,000 shares of New Scilex Common Stock, the maximum number of shares of New Scilex Common Stock that are expected to be issued in connection with the Business Combination to existing equityholders of Scilex, including holders of outstanding options to purchase shares of Scilex.

(6) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Scilex Holding Company, a Delaware corporation, is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination, including securities issuable upon the exercise of options.

(7) Represents 6,900,000 Public Warrants and 6,840,000 Private Placement Warrants, each of which will automatically convert into New Scilex Warrants upon consummation of the Business Combination as described in the proxy statement/prospectus forming part of this registration statement.

(8) The maximum number of New Scilex Warrants and shares of New Scilex Common Stock issuable upon exercise of the New Scilex Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such New Scilex Warrants has been allocated to the shares of New Scilex Common Stock underlying such warrants and those shares of New Scilex Common Stock are included in the registration fee as calculated in footnote (9) below.

(9) Consists of New Scilex Common Stock issuable upon exercise of New Scilex Warrants. Each Scilex Warrant will entitle the warrant holder to purchase one share of New Scilex Common Stock at a price of $11.50 per whole share of New Scilex Common Stock (subject to adjustment).